Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, November 21, 2005	Rich Sheffer (952) 887-3753

DONALDSON COMPANY ADDS MICHAEL J. HOFFMAN TO BOARD OF DIRECTORS

        MINNEAPOLIS, MN – Nov. 21, 2005 – Donaldson Company, Inc. (NYSE:DCI) today announced that it has appointed Michael J. Hoffman to its Board of Directors, effective immediately. The addition of Hoffman brings the Board to nine members.

        Hoffman, 50, is President and Chief Executive Officer of The Toro Company (NYSE:TTC), a $1.7 billion global provider of outdoor maintenance and beautification products for home, recreation, and commercial landscapes. Hoffman joined Toro in 1977, serving the Company in various sales, service and marketing roles for nearly all company businesses in the professional and residential segments.

        “Mike has a great track record of profitably growing the businesses he’s run at Toro,” said Bill Cook, Donaldson’s Chairman, President and Chief Executive Officer. “Mike’s extensive expertise at running Toro’s commercial, consumer, contractor and international businesses will provide valuable counsel and perspective for our growth plans at Donaldson. I am very excited to have him join our Board.”

        Hoffman holds a bachelor’s degree in marketing management from the University of St. Thomas in St. Paul, Minnesota, and an MBA from the Carlson School of Management at the University of Minnesota.

About Donaldson Company
        Donaldson is a leading worldwide provider of filtration systems and replacement parts. Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the diesel engine and industrial markets including in-plant air cleaning, compressed air and gas purification, power generation, disk drive filtration, off-road equipment and trucks. Our 11,000 employees contribute to the company’s success at over 30 manufacturing locations around the world. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

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